Exhibit 99.30
ARIZONA PUBLIC SERVICE COMPANY
NON-GAAP FINANCIAL MEASURE RECONCILIATION — OPERATING INCOME
(GAAP MEASURE) TO GROSS MARGIN (NON-GAAP FINANCIAL MEASURE)
(in thousands)

	TWELVE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2005	2004	Pretax	After Tax
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$381,613	$328,981	$52,632	$32,079
Plus:
Operations and maintenance	591,941	540,277	51,664	31,489
Depreciation and amortization	325,174	336,648	(11,474)	(6,993)
Income taxes	157,273	113,696	43,577	26,560
Other taxes	125,810	114,265	11,545	7,037

Gross margin	$1,581,811	$1,433,867	$147,944	$90,172

	TWELVE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2004	2003	Pretax	After Tax
RECONCILIATION OF GROSS MARGIN
Operating Income (closest GAAP measure)	$328,981	$298,158	$30,823	$18,787
Plus:
Operations and maintenance	540,277	513,604	26,673	16,257
Depreciation and amortization	336,648	389,240	(52,592)	(32,055)
Income taxes	113,696	91,646	22,050	13,439
Other taxes	114,265	108,852	5,413	3,299

Gross margin	$1,433,867	$1,401,500	$32,367	$19,727